

Ernie Barnes (b. 1938 - 2009)

Offering Circular | Deal Sheet



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Pool hall scenes are an important subject for Barnes. A similar work sold for $770k in '22—this one is available for $361k now.

INVESTMENT THESIS

Initial Offering Price

$361,000

Annual Growth of Record Price

32.0%

Sharpe Ratio

Ernie Barnes: N/A > S&P 500: 0.85

Similar Auction Sales | Record Price



$15m
$10m
$5m
$0
07
10
13
16
19
22
25

Important Collectors and Museums



Alicia Keys & Swizz Beatz
Musicians

Malcolm Jenkins
Professional Athlete

MEMBERS ONLY



Ernie Barnes

(b. 1938 - 2009)

Why we like this offering

Recent Momentum: Barnes has seen a recent expansion in his posthumous market. In '22, his painting Sugar Shack sold for $13 million, bringing new attention to his works at auction

Previous Exit: In December '23, we sold a Barnes painting that delivered 20.3% total net returns after just 76 days held. Past performance not indicative of future returns.

Important Subject: Pool hall scenes are an important, recurring subject for Barnes. A similarly-sized, more populated and boldly colored pool hall scene is Barnes' #3 top auction record.

Celebrity Collectors: Barnes is known for his placement in the collections of prominent celebrities including Eddie Murphy, Sylvester Stallone, Diana Ross, Kareem Abdul-Jabbar, and many others

Museum Support: Barnes's work has recently been promoted at museums including the High Museum, the Brooklyn Museum, and the San Francisco Museum of Modern Art.

Artist Metrics


Turnover by Year
31.3M
23.4M
15.6M
7.8M
13 14 15 16 17 18 19 20 21 22 23 24


Lots Auctioned
Sold
Unsold
35
26.25
17.5
8.75
13 14 15 16 17 18 19 20 21 22 23 24

Initial Offering Price **$361,000**

Offering Circular **sec.gov/edgar**

Painting









MEMBERS ONLY

ERNIE BARNES

b. 1938 — d. 2009, UNITED STATES



$361,000

INITIAL OFFERING

19.9%

ANNUAL APPRECIATION OF SIMILAR WORKS[1,2]

32.9%

ANNUAL APPRECIATION OF RECORD PRICES[3]

Acrylic on canvas | 30 × 40 in.

Ernie Barnes is a former NFL player turned artist recognized for his lively paintings of everyday Black joy.

The Artwork is a prime example of Ernie Barnes' pool hall scenes, an important, recurring subject for the artist. Creating visual representations of Black community was important to Ernie Barnes and his artistic practice; his pool hall scenes capture his experience of community in North Carolina. Ernie Barnes' pool hall scenes are characterized by their dramatically lit billiards tables, brown color palettes, and exaggerated, elongated players, all present in the Artwork. The Artwork is a mid-scale landscape oriented interior scene of a bustling pool hall. At the center of the composition, several men gather around a billiards table mid-game, which is brightly illuminated by a single incandescent hanging lamp. In the foreground, a man and a dog nap on the left while two men crouch and play dice on the right. On the far right of the composition, another man hammers an advertisement for a boxing match into the wall. In the background, a woman appears to sing on the steps leading to a lofted second floor, where six more people move through the space. Auction records for artworks similar in scale, style, subject, and period are led by Life After Sundown (1979), which sold for $770,448 (HKD 6,048,000) at Phillips Hong Kong on June 22, 2022, followed by Every Night, All Night (1974), which sold for $626,642 (£554,400) at Christie's London on October 13, 2022, and The Winning Shot (1970), which sold for $592,200 at Christie's New York on May 12, 2023.

The Estate of Ernie Barnes is represented by Ortuzar Projects. Despite Ernie Barnes' success as a sports artist during his lifetime, he did not achieve institutional recognition or mainstream success in the art market until more recently. From 2018 to 2019, a retrospective of Barnes' work traveled from the California African American Museum to the North Carolina Museum of History. In 2020, UTA Artist Space in Los Angeles also mounted a comprehensive survey of the artist titled Liberating Humanity from Within. His work is now represented in the numerous public collections, including the African American Museum in Philadelphia, California African American Museum in Los Angeles, the Pro Football Hall of Fame in Canton, Ohio, BYU Museum of Art in Provo, Utah, North Carolina Central University Art Museum in Durham, the American Sport Art Museum and Archives in Daphne, Alabama, among many others. Barnes' auction market is characterized by a low level of auction volume based on $9.8 million in total sales over the previous year ending on December 31, 2023, based on publicly available auction records as tracked by third-party data sources. The artist's auction records are led by The Sugar Shack (1976), which sold for $15,275,000 at Christie's New York on May 12, 2022, followed by Storm Dance (1977), which sold for $2,340,000 at Christie's New York on May 13, 2022, and Main Street Pool Hall (1978), which sold for $1,808,154 (£ 1,482,000) at Christie's London on June 28, 2022.

THE ARTIST'S AUCTION RECORDS ARE LED BY THE SUGAR SHACK (1976), WHICH SOLD FOR $15,275,000 AT CHRISTIE'S NEW YORK ON MAY 12, 2022, FOLLOWED BY STORM DANCE (1977), WHICH SOLD FOR $2,340,000 AT CHRISTIE'S NEW YORK ON MAY 13, 2022, AND MAIN STREET POOL HALL (1978), WHICH SOLD FOR $1,808,154 (£1,482,000) AT CHRISTIE'S LONDON ON JUNE 28, 2022.

AUCTION RESULTS FOR SIMILAR WORKS[2]


770470
626642
592200
579600
478800
318000
277575
230000
215900
226800
126000
127500
81250
19200
22800
27500
1/1/2010
1/1/2015
1/1/2020
1/1/2025
Implied Historical Growth

Ernie Barnes (b. July 15, 1938, Durham, North Carolina, d. April 27, 2009, Los Angeles, California) is a former NFL player turned artist recognized for his lively paintings of everyday Black joy. Born at the height of Jim Crow, Barnes could not visit museums as a child; however, he developed an early interest in art history by reading books at the house of a prominent attorney where his mother managed the household staff. Barnes kept a sketchbook throughout school and studied painting at the North Carolina College at Durham (now North Carolina Central University) while he attended on a full scholarship to play football. He was drafted to the NFL in 1959 and played for the Baltimore Colts, Titans of New York, San Diego Chargers, and Denver Broncos. After a career-ending injury in 1965, he decided to pursue art full-time. Sonny Werblin, then owner of the New York Jets, was so impressed by Barnes' talent that he retained the artist as a salaried athlete to paint rather than play for his team. In 1966, Werblin hosted Barnes' first solo exhibition at the Grand Central Arts Gallery in New York. Barnes used his intimate knowledge of how the body moves from playing sports to capture the energy of figures in motion. He painted from memory and defined his graceful elongated figurative style as "neo-mannerist." His most famous work, The Sugar Shack (1976), was featured on the cover of Marvin Gaye's I Want You album and in the sitcom Good Times. He successfully combined his passions for sports and art, creating numerous commissions for the NBA, NFL, and other athletic organizations, which earned him the first Sports Artist of the Year award from the United States Sports Academy in 1985 and America's Best Painter of Sports award from the American Sport Art Museum and Archives in 2004. In 1990, he was awarded an honorary doctorate of fine arts from North Carolina Central University and in 1999, the University of North Carolina Board of Governors honored him with the University Award. Barnes passed away on April 27, 2009, in Los Angeles, California.




CHAMPIONSHIP
FOOTBALL
HILLSIDE HIGH
VS
ROCKY MOUNT
SATURDAY
DURHAM PARK
ADMISSION $2.00
ERNIE BARNES



IMPORTANT DISCLOSURES

1. Historical appreciation rates reflect an implied annualized appreciation rate for a given artwork based on its purchase and sale at auction, including buyer's commissions paid to the auction house. Historical appreciation rates are not comparable to, or intended to represent or be a proxy, for returns on Masterworks shares. Artist information is presented for illustrative purposes only and Masterworks does not own, securitize, purchase, or sell works by all of such artists. Past performance is no guarantee of future results, and an investor can lose money. This video is not an offer of investment advice or a recommendation to buy or sell a particular security.

2. The table and chart below capture the historical data for selected auctions sales transactions, which are similar to the Artwork. The selected sales data is intended to provide an estimate of the historical appreciation rate of the Artwork by looking at a set of similar works by the artist that have sold at public auction. The set of similar sales comprise paintings by Ernie Barnes with the following criteria: Paintings on canvas with pool hall subjects that measure between 20 inches by 20 inches and 50 inches by 50 inches, excluding paintings with fewer than three figures and vertical compositions. The set excludes Main Street Pool Hall for quality. The data was sourced from the Masterworks public sale database based on publicly available auction records and does not include private sales. Such data may be incomplete or inaccurate. Sale records that do not contain images may be excluded from the comparative set. Although the paintings in the described set have similar characteristics to the Artwork, each individual painting is unique in terms of artistic content, coloring, condition, provenance and other factors. We, therefore, cannot make any determination or representation that any of the data set forth below is useful in determining the value of the Artwork and you are urged not to place undue reliance on such data. The art transaction data is not intended to indicate past or expected performance of any security. Similar sales may include transactions involving Masterworks acting as a buyer or seller. For the purposes of the table below, any sale that was conducted in a foreign currency has been converted to US Dollars at the prevailing exchange rate as of the applicable sale date.

3. A "record price" reflects the highest hammer price (excluding auction house buyer's premium) achieved at a public auction for any artwork by a particular artist. The art market considers the progression of record hammer prices to be an indication of an artist's market momentum and growth rate. Artworks by Ernie Barnes have a record price compound annual growth rate ("CAGR") of 32.9% from October 25, 1992 to December 31, 2024. This calculation is based on (i) a record price of $1,380 on October 25, 1992, the earliest date that a painting by the artist was sold at public auction according to publicly available data and (ii) $13,000,000, the most recent record price as of December 31, 2024, the date that the Masterworks internal public sale database was last populated with artist market records. This analysis is based on public records as tracked by Masterworks and third-party data sources. Past record hammer price trends may not be indicative of future trends.